1 SEVENTH AMENDMENT TO LEASE AGREEMENT THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (this “Seventh Amendment”) is made as of the _____ day of May 2021 (the “Effective Date”), by and between Wharton Lender Associates, LP, a Pennsylvania limited partnership (“Landlord”), and Krystal Biotech, Inc., a Delaware corporation, formerly known as Krystal Biotech, LLC, a California limited liability company (“Tenant”). WITNESSETH: WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016, Second Amendment to Lease Agreement dated February 27, 2017, Third Amendment to Lease Agreement dated May 31, 2018 (the “Third Amendment”), Fourth Amendment to Lease Agreement dated October 22, 2018, (the “Fourth Amendment”), Fifth Amendment to Lease Agreement dated December 10, 2018 (the “Fifth Amendment”) and Sixth Amendment to Lease Agreement/First Amendment to Storage Space Agreement dated January 13, 2021 (the “Sixth Amendment”) (the Original Lease as amended, collectively, the "Lease"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of a total of 27,870 rentable square feet (the “Existing Premises”) located in that certain building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”), being comprised of 10,978 rentable square feet on the 7th Floor of the Building, designated as Suite 701, and 16,892 rentable square feet on the 3rd floor of the Building, designated as Suite 301; and WHEREAS, by Storage Space Agreement dated April 27, 2020 (the “Storage Space Agreement”), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain storage space consisting of 2,060 square feet on the 3rd Floor of the Building (the “Storage Space”); and WHEREAS, Landlord and Tenant now desire to amend the Lease to: (i) lease to Tenant an additional 7,578 rentable square feet of office space located on the 7th Floor of the Building, designated as Suite 720, as outlined on Exhibit “A” attached hereto and made a part hereof (the “Seventh Floor Additional Space”), and 6,003 rentable square feet of office space located on the 6th Floor of the Building, designated as Suite 625, as outlined on Exhibit “B” attached hereto and made a part hereof (the “Sixth Floor Space”), thereby increasing Tenant’s rentable area of office space in the Building to a total of 41,451 rentable square feet of office space in the Building; (ii) extend the Term of the Lease; and (iii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof. NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows: 1. Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Seventh Amendment. 11

2 2. Sixth Floor Space. (a) Commencing as of the Effective Date hereof, the Sixth Floor Space shall become part of the Premises, accordingly, the Term of the Lease for the Sixth Floor Space and Tenant’s obligation to pay Fixed Rent and additional rent for the Sixth Floor Space shall commence on the Effective Date hereof. Accordingly, effective as of the Effective Date until the Seventh Floor Additional Space Commencement Date (as defined below), “Premises” shall mean 33,873 rentable square feet in the Building. (b) Sixth Floor Space Utilities, Janitorial and Cleaning. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be responsible, at Tenant’s sole cost and expense, for providing: (i) cleaning and janitorial services in a first class manner and keeping with the standards of the Building, including, but not limited to garbage and rubbish removal on a daily basis and the costs of dumpsters and services thereof for the Sixth Floor Space; and (ii) all extraordinary utilities usage, costs and expenses (e.g., above standard office usage) used in the Sixth Floor Space. (c) Sixth Floor Space Utilities, Janitorial and Cleaning. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be permitted to use the Sixth Floor Space for general office and/or warehouse use (including inventory storage), and Tenant shall be permitted to install workstations therein, provided that no more than fifty percent (50%) of floor area comprising the Sixth Floor Space shall be used for such workstations, at Tenant’s sole cost and expense, subject in all respects to the terms and conditions set forth in the Lease. 3. Seventh Floor Additional Space; Seventh Floor Additional Space Commencement Date. (a) Effective as of the Seventh Floor Additional Space Commencement Date (as defined below), the Seventh Floor Additional Space shall become part of the Premises. Accordingly, effective as of the Seventh Floor Additional Space Commencement Date, Premises shall mean 41,451 rentable square feet in the Building. (b) Seventh Floor Additional Space Commencement Date; Expiration Date. The Term of the Lease for the Seventh Floor Additional Space (being 7,578 rentable square feet) and Tenant’s obligation to pay Fixed Rent and additional rent for the Seventh Floor Additional Space shall commence on the earlier to occur of the following (as applicable the earlier to occur, the “Seventh Floor Additional Space Commencement Date”): (i) the date that Tenant occupies and begins conducting business operations in all or part of the Seventh Floor Additional Space; and (ii) the date that is one hundred and fifty (150) days after Landlord has delivered possession of the Seventh Floor Additional Space. Promptly after the occurrence of the Seventh Floor Additional Space Commencement Date, Landlord and Tenant shall execute a memorandum that memorializes the Seventh Floor Additional Space Commencement Date and the Expiration Date (as extended pursuant to Section 4 below). (c) Subject to any Force Majeure and any Tenant Delay, and provided that Tenant executes this Seventh Amendment or mutually satisfactory indemnification agreement by

May 11, 2021, time being of the essence, in the event Landlord has not delivered possession of the Seventh Floor Additional Space on or before June 15, 2021 (the "***Outside Delivery Date***"), then Tenant shall be entitled to Fixed Rent abatement for the Seventh Floor Additional Space only equal to (i) two (2) days of Fixed Rent for the Seventh Floor Additional Space only for each one (1) day of actual delay in Landlord's delivery of the Seventh Floor Additional Space beyond the Outside Delivery Date on a day for day basis until June 30, 2021 and (ii) four (4) days of Fixed Rent for the Seventh Floor Additional Space only for each one (1) day of actual delay in Landlord's delivery of the Seventh Floor Additional Space beyond June 30, 2021 on a day for day basis until the Landlord delivers possession of the Seventh Floor Additional Space to Tenant.

4. Extended Term of Lease for Premises. The Term of the Lease for the Premises (as expanded pursuant to this Seventh Amendment) is hereby extended for an additional period commencing on the Seventh Floor Additional Space Commencement Date and ending on the date that is ten (10) years after the Seventh Floor Additional Space Commencement Date (the "***Expiration Date***"). In the event the Seventh Floor Additional Space Commencement Date occurs on a day other than the first day of a calendar month, the Term of this Lease shall be extended by the number of days necessary to cause the Expiration Date to be on the last day of the calendar month.

5. Fixed Rent.

(a) Fixed Rent for the Sixth Floor Space. Commencing on the Effective Date hereof and thereafter until February 28, 2027, Tenant shall pay Landlord Fixed Rent for the Sixth Floor Space pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Effective Date hereof – 2/28/22	6,003 rsf Sixth Floor Space	20.00	$10,005.00	$120,060.00
3/1/22 – 2/28/23	6,003 rsf Sixth Floor Space	20.40	$10,205.10	$122,461.20
3/1/23 – 2/29/24	6,003 rsf Sixth Floor Space	20.81	$10,410.20	$124,922.43
3/1/24 – 2/28/25	6,003 rsf Sixth Floor Space	21.23	$10,620.31	$127,443.69
3/1/25 – 2/28/26	6,003 rsf Sixth Floor Space	21.65	$10,830.41	$129,964.95
3/1/26 – 2/28/27	6,003 rsf Sixth Floor Space	22.08	$11,045.52	$132,546.24

(b) Fixed Rent for the Existing Premises. From the Effective Date hereof until February 28, 2027, Tenant shall continue to pay Fixed Rent for the Existing Premises being 27,870 rentable square feet (consisting of 10,978 rentable square feet on the 7th Floor and 16,892 rentable

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square feet on the 3rd floor) in accordance with the terms of the Original Lease, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment.

(c) Fixed Rent for the Seventh Floor Additional Space. Commencing on the Seventh Floor Additional Space Commencement Date and thereafter until February 28, 2027, Tenant shall pay Landlord Fixed Rent for the Seventh Floor Additional Space pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Seventh Floor Additional Space Commencement Date – 2/28/22	7,578 rsf Seventh Floor Additional Space	23.41	$14,783.42	$177,400.98
3/1/22 – 2/28/23	7,578 rsf Seventh Floor Additional Space	23.88	$15,080.22	$180,962.64
3/1/23 – 2/29/24	7,578 rsf Seventh Floor Additional Space	24.36	$15,383.34	$184,600.08
3/1/24 – 2/28/25	7,578 rsf Seventh Floor Additional Space	24.85	$15,692.78	$188,313.30
3/1/25 – 2/28/26	7,578 rsf Seventh Floor Additional Space	25.35	$16,008.53	$192,102.30
3/1/26 – 2/28/27	7,578 rsf Seventh Floor Additional Space	25.86	$16,330.59	$195,967.08

(d) Fixed Rent for the Premises.

(i) Fixed Rent for the Existing Premises and the Seventh Floor Additional Space. Commencing on March 1, 2027 and thereafter until the Expiration Date (as defined in Section 4 of this Seventh Amendment), Tenant shall pay Landlord Fixed Rent for the Existing Premises and the Seventh Floor Additional Space (consisting of a total of 35,448 rentable square feet) pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
3/1/27 – 2/29/28	35,448 rsf Existing Premises and Seventh Floor Additional Space	26.38	$77,926.52	$935,118.24
3/1/28 – 2/28/29	35,448 rsf Existing Premises and Seventh Floor Additional Space	26.91	$79,492.14	$953,905.68
3/1/29 – 2/28/30	35,448 rsf Existing Premises and Seventh Floor Additional Space	27.45	$81,087.30	$973,047.60

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3/1/30 – 2/28/31	35,448 rsf Existing Premises and Seventh Floor Additional Space	28.00	$82,712.00	$992,544.00
3/1/31 – Expiration Date	35,448 rsf Existing Premises and Seventh Floor Additional Space	28.56	$84,366.23	$1,012,394.80

(ii) Fixed Rent for the Sixth Floor Space. Commencing on March 1, 2027 and thereafter until the Expiration Date, Tenant shall pay Landlord Fixed Rent for the Sixth Floor Space pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
3/1/27– 2/29/28	6,003 rsf Sixth Floor Space	22.52	$11,265.63	$135,187.56
3/1/28 – 2/28/29	6,003 rsf Sixth Floor Space	22.97	$11,490.74	$137,888.91
3/1/29 – 2/28/30	6,003 rsf Sixth Floor Space	23.43	$11,720.86	$140,650.29
3/1/30 – 2/28/31	6,003 rsf Sixth Floor Space	23.90	$11,955.98	$143,471.70
3/1/31 – Expiration Date	6,003 rsf Sixth Floor Space	24.38	$12,196.10	$146,353.14

All Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term without demand, notice, offset or deduction.

6. Tenant's Share; Tenant's Percentage. Commencing as of the Effective Date and continuing until the Seventh Floor Additional Space Commencement Date, "Tenant's Percentage" as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean "14.98%" and all references in the Lease to "Tenant's Share and "Tenant's Percentage" shall mean "14.98%". Commencing on the Seventh Floor Additional Space Commencement Date, "Tenant's Percentage" as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean "18.33%", and all references in the Lease to "Tenant's Share" and "Tenant's Percentage" shall mean "18.33%".

7. Condition of the Premises. Notwithstanding anything contained in the Lease to the contrary: (i) Landlord shall deliver the Sixth Floor Space and the Seventh Floor Additional Space to Tenant and Tenant accepts delivery and possession of the Sixth Floor Space and the Seventh Floor Additional Space in their current "as-is" where is condition with the sole exception that Landlord shall remove the current tenant's property and deliver the Seventh Floor Space to Tenant broom-clean and free of all tenancies; and (ii) Tenant shall perform, at Tenant's sole cost and expense, all other work and modifications to the Premises that is required, necessary or desired, subject to, and in accordance with, the terms of the Lease; and (iii) Tenant's continued possession

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6 of the Existing Premises for the Extended Term shall be in its current “as-is” where is condition, subject to clause (ii) above. 8. New Elevator. (a) Commencing as of the Effective Date, Tenant shall have the right, upon at least two (2) business days’ prior written notice to Landlord to request service of the existing freight elevator serving the Building (the “Freight Elevator”) after regular business hours and on Saturdays and Sundays in accordance to the terms and conditions of this Section 8.(a). Tenant acknowledges and agrees that the use of the Freight Elevator after regular business hours and on Saturdays and Sundays by tenants of the Building will require the Landlord to employ an operator of the Freight Elevator to provide such service after hours (the “After Hours Elevator Service”). In the event Tenant requires such After Hours Elevator Service, Landlord shall use commercially reasonable efforts to employ such operator of the Freight Elevator to provide such After Hours Elevator Service to the Tenant. . Tenant shall reimburse and pay Landlord, as Additional Rent, the reasonable overtime hourly wages paid to such operator of the After Hours Elevator Service for such After Hours Elevator Service(s) provided to Tenant. (b) Notwithstanding the foregoing, Tenant shall have the option, exercisable in Tenant’s sole discretion, to install an elevator lift system between the Sixth Floor Space and the portion of Tenant’s Premises located on the Seventh Floor (the “New Elevator”) pursuant to the following terms and conditions: (i) In the event Tenant desires to install the New Elevator, Tenant shall provide written notice to Landlord of its election to do so, together with all proposed specifications, plans and drawings depicting the location and necessary to design and construct the New Elevator (the “Tenant’s Elevator Plans”) for Landlord’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall cooperate and use good faith efforts to reach agreement on the Tenant’s Elevator Plans as promptly and as reasonably possible. Tenant’s Elevator Plans shall include fully engineered drawings, that include impact to the structure of the Building and otherwise affecting the Building, prepared and stamped by a structural engineer approved by Landlord and licensed in the Commonwealth of Pennsylvania. Prior to preparation of Tenant’s Elevator Plans, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, a plan for structural due diligence to be performed on the Building. In furtherance of the foregoing, Landlord shall review and respond to Tenant with any objections or requested modifications to Tenant’s Elevator Plans within fifteen (15) business days from receipt of the Tenant’s Elevator Plans. Unless Landlord objects in writing within such 15-business day period, Landlord shall be deemed to have approved such Tenant’s Elevator Plans. Notwithstanding the foregoing, solely in the event that Tenant retains Steve Bentz, BECS, (steve.bentz.@becsmd.com; 703-402-7121) for the preparation of the foregoing structural plans and Tenant’s Elevator Plans, then Landlord’s review period shall be reduced to ten (10) business days. In the event Landlord provides a written objection to the location of the New Elevator or otherwise to Tenant’s Elevator Plans, together with commercially reasonable justification for such objection, within the aforementioned 15-business day (or 10 business day, as the case may be) period, Tenant shall modify such plans and specifications for the New Elevator and resubmit the same for Landlord’s approval, and the aforementioned process shall continue until the plans and specifications for the

7 New Elevator are agreed to between Landlord and Tenant. Within thirty (30) days after Landlord’s invoice therefor together with copies of invoices for the same, Tenant shall reimburse Landlord for its reasonable out-of-pocket third-party costs (including, but not limited to, structural engineer costs) Landlord incurred in reviewing the Tenant’s Elevator Plans. (ii) Tenant and Tenant’s contractors and subcontractors shall comply in all respects with the terms of Paragraph 12 of the Original Lease in connection with the performance of the New Elevator work. Tenant shall be solely responsible for all costs and expenses associated with the New Elevator, including, but not limited to the costs of design, permits, approvals, installation, maintenance, utilities, cleaning, power, structural issues, roof warranty compliance (if applicable), repair, removal, liability and operation of and relating to the New Elevator. Tenant shall be solely liable for the New Elevator and any and all matters arising from and/or in connection with the operation of the New Elevator. (iii) In addition, Tenant agrees to indemnify, defend and hold harmless Landlord and its representatives from and against all claims, actions, losses, liabilities, damages, liabilities, costs and expenses of any nature whatsoever (including attorneys’ and other legal fees and costs) arising from or relating to the New Elevator and related equipment, including, but not limited installation, maintenance, replacement, use or removal of the New Elevator and all related facilities and equipment (including, without limitation, for any liabilities or damages related to the New Elevator failing to comply with any applicable laws, regulations or ordinances, or for any damage caused by the New Elevator or as a result of servicing the New Elevator which damages the Building). Except as otherwise expressly set forth herein, Landlord shall maintain responsibility for all maintenance obligations set forth in Paragraph 13 of the Original Lease. For the sake of clarification, Tenant shall be liable for all costs and expenses for all repairs and restoration arising from the New Elevator and/or related facilities and equipment. At any time after the installation of the New Elevator, during the Term, upon Landlord’s request, Tenant shall deliver to Landlord a certificate of insurance naming Landlord as additional insured and satisfactory to Landlord covering the New Elevator and Tenant’s contractual obligations of indemnification with respect to the New Elevator as set forth in this paragraph. To the maximum extent allowed by applicable law, Landlord and its property manager shall not be responsible or liable for, and Tenant hereby expressly waives all claims against Landlord for, injury to persons caused by the installation and operation of the New Elevator (and the wiring and other equipment related thereto) or damage to the New Elevator or any equipment related thereto . Tenant shall pay all fees to any and all governmental and quasi-governmental authorities relating to or arising from the New Elevator. Following the installation of the New Elevator, Tenant shall, at its sole cost and expense, maintain and operate New Elevator in good, clean and safe condition and repair. (iv) Upon Landlord’s request (the “Landlord’ Removal Request”), Tenant shall remove the New Elevator and all related equipment at the expiration or earlier termination of this Lease, provided that such request is delivered to Tenant no later than sixty (60) days after the expiration or earlier termination of this Lease. This Section 8.(b) (iv) shall survive the expiration or earlier termination of this Lease. In the event Landlord provides Tenant with Landlord’s Removal Request, Tenant shall be obligated to remove the New Elevator and Tenant shall repair and restore the areas of the Building impacted by the installation or operation of the New Elevator, at Tenant’s expense, all to be completed within a reasonable time from receipt of

8 Landlord’s Removal Request, in accordance with this Section 8 and the terms of Paragraphs 11 and 12 of the Original Lease, provided, that in the event of any inconsistency between this Section 8 and Paragraphs 11 and 12 of the Original Lease, this Section 8 shall control. For the sake of clarity, Tenant shall be responsible for all costs and expenses arising from Tenant’s installation, maintenance and/or removal of the New Elevator including, but not limited to, all damage to the roof and the Building that is caused by or arising from Tenant’s installation, maintenance or removal of the New Elevator and shall comply with all applicable laws and regulations with respect to the New Elevator. 9. Right of First Offer. So long as no event of default by Tenant has occurred under the terms of the Lease beyond the expiration of all applicable notice and cure periods, Tenant shall have a right of first offer for the Offer Space (as hereinafter defined) during the Extended Term of this Lease, such right of first offer to be on the terms and conditions as set forth in this Section 8. (a) Landlord will provide written notice (the “Offer Notice”) to Tenant of the availability of the lease for that certain space consisting of approximately 9,190 rentable square feet of space on the 7th Floor of the Building as outlined in Exhibit “C” attached hereto and made a part hereof (the “Offer Space”). Tenant will then have the right to lease all (but not less than all) of the Offer Space by giving written notice to Landlord of Tenant’s election to do so within fifteen (15) business days following receipt of the Offer Notice. Tenant’s lease of the Offer Space shall be in its then current “as-is” where is condition, at the then current rental rate in effect for the Premises (at the time Tenant exercises its right of first offer) for the remainder of the Extended Term, with a proportional increase in Tenant’s parking rights. In the event Tenant exercises its option to lease the Offer Space, Tenant shall have the right to terminate its lease with respect to the Additional Third Floor Space (as defined in the Sixth Amendment). Tenant’s Share will be adjusted to include the total amount of rentable square feet of the Offer Space that Tenant has exercised its right to lease. After Tenant’s exercise of its right of first offer set forth in this Section 8, Landlord and Tenant shall promptly thereafter enter into an amendment to this Lease which memorializes the terms thereof, inclusive of all applicable terms and conditions set forth above. (b) Time shall be of the essence with regard to this right of first offer, and in the event that Tenant fails to reply in writing within the aforesaid 15-business day period, such failure to reply shall be deemed a waiver by Tenant of its right of first offer of the Offer Space and Tenant shall have no further rights whatsoever to the Offer Space, and this right of first offer, as provided in this Section 9, shall be deemed extinguished, null and void, and of no further effect. 10. Vehicle Parking. Section 7 of the Sixth Amendment is hereby deleted in its entirety and replaced with the following (to be effective as of the Effective Date of this Amendment): "Subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use up to ninety-five (95) unreserved parking spaces in the parking facility of the Property, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each

9 month of the remainder of the Term hereof for each of the parking spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in material default under the terms of the Lease beyond the expiration of all applicable notice and cure periods, if any, twenty-eight (28) of the foregoing unreserved parking spaces shall be provided at no charge. Landlord shall use commercially reasonable efforts to accommodate Tenant’s future parking spaces requirements, subject to availability of parking spaces (the “Additional Spaces”) and pursuant to the Rules, at the then current prevailing rate per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the then current prevailing rate(s) per parking space per month for each month of the Term for each of the Additional Spaces used, utilized or requested by Tenant.” 11. Roof Repairs. (a) Subject to any Force Majeure delay and/or Tenant Delay, Landlord, at Landlord’s sole cost and expense, will replace that certain portion of the Building’s roof located over the Seventh Floor Additional Space (the “Phase 1 Roof Replacement Area”) on or prior to October 1, 2021. Such Phase 1 Roof Replacement Area is depicted on Exhibit “D-1” attached hereto and made a part hereof. In the event the replacement of the Phase 1 Roof Replacement Area has not been completed by October 31, 2021, subject to any Force Majeure delay or Tenant Delay, and provided that Tenant executes this Seventh Amendment or mutually satisfactory indemnification agreement by May 11, 2021, time being of the essence, commencing on November 1, 2021, Tenant shall be entitled to Fixed Rent abatement solely for the Seventh Floor Additional Space equal to one (1) day of Fixed Rent solely for the Seventh Floor Additional Space for each one (1) day of actual delay in Landlord’s completion of the replacement of the Phase 1 Roof Replacement Area beyond October 31, 2021 on a day for day basis until the Landlord completes the replacement of the Phase 1 Roof Replacement Area. Notwithstanding the foregoing, for each day between May 1, 2021 and November 1, 2021 that the Landlord’s roofing contractor is not able to perform roofing work that it is scheduled to perform on any particular day during such period of time due to any weather conditions (including, but not limited to, rain) (as applicable, a “Phase 1 Weather Delay”), the date of November 1, 2021 shall be extended by each day of Phase 1 Weather Delay. (b) Subject to any Force Majeure delay and Tenant Delay, in addition to the replacement of the Phase 1 Roof Replacement Area, Landlord, at Landlord’s sole cost and expense, will replace that certain portion of the Building’s roof (the “Phase 2 Roof Replacement Area”) that is not a part of the Phase 1 Roof Replacement Area and was not previously replaced during the 2018 calendar year. Such Phase 2 Roof Replacement Area is depicted on Exhibit “D-2” attached hereto and made a part hereof. In the event the replacement of the Phase 2 Roof Replacement Area has not been completed by June 30, 2022, subject to any Force Majeure delay or Tenant Delay, and provided that Tenant executes this Seventh Amendment or mutually satisfactory indemnification agreement by May 11, 2021, time being of the essence, commencing on July 1, 2022, Tenant shall be entitled to Fixed Rent abatement solely for the Seventh Floor Additional Space equal to one (1) day of Fixed Rent solely for the Seventh Floor Additional Space for each one (1) day of actual delay in Landlord’s completion of the replacement of the Phase 2 Roof Replacement Area beyond June 30, 2022 on a day for day basis until the Landlord completes

10 the replacement of the Phase 2 Roof Replacement Area. Notwithstanding the foregoing, for each day between May 1, 2021 and June 30, 2022 that the Landlord’s roofing contractor is not able to perform the roofing work that it is scheduled to perform on any particular day during such period of time due to any weather conditions (including, but not limited to, rain) (as applicable, a “Phase 2 Weather Delay”), the date of July 1, 2022 shall be extended by each day of Phase 2 Weather Delay. (c) The replacement of the Phase 1 Roof Replacement Area and Phase 2 Roof Replacement Area are collectively referred to as the “Roof Replacement Work”. The terms “Force Majeure” and “Tenant Delay” used herein shall have the same meanings set forth in Section 24.J of the Original Lease and Section 6(b) of the Third Amendment and respectively and as set forth below. Landlord acknowledges that Tenant has certain equipment located on the Building’s roof and Tenant may require that certain equipment be relocated or new equipment to be installed on the Building’s roof. Accordingly, Landlord and Tenant shall use commercially reasonable efforts to coordinate the phasing and performance of Landlord’s Roof Replacement Work to minimize any potential Tenant Delay due any of Tenant’s equipment located on the Building’s roof. Notwithstanding anything to the contrary in the foregoing, Tenant shall be responsible, at Tenant’s sole cost, expense, and liability, to remove all of Tenant’s equipment on and in the Phase 1 Roof Replacement Area and/or the Phase 2 Roof Replacement Area (as applicable, “Tenant’s Roof Equipment”) on a timely basis and pursuant to the terms and conditions of Section 10 of the Sixth Amendment. Tenant’s failure to timely remove Tenant’s Roof Equipment shall be deemed a Tenant Delay. Upon completion of each portion of the work to be performed pursuant to Sections 11(a) and 11(b) above, Tenant may replace Tenant’s Roof Equipment located in the applicable portion of the roof pursuant to the terms and conditions of Section 10 of the Sixth Amendment. 12. Broker. Landlord and Tenant each hereby represents and warrants to the other that it has not dealt with any real estate broker, sales person, or finder in connection with this Seventh Amendment except for Landlord's Broker, CBRE, Inc. (“Broker”). Landlord shall be responsible for the payment of any commission owed to the Broker based upon Landlord's separate agreement with such Broker. Landlord and Tenant each agree to indemnify and hold harmless the other party and their respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation (including without limitation, any other broker claiming to have been engaged by such indemnifying party in connection with this Seventh Amendment). 13. Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Seventh Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Seventh Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted to Tenant other than those expressly set forth in the Lease that have not been deleted or otherwise nullified or this Seventh Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease not modified or supplemented by this Seventh

11 Amendment. Tenant hereby acknowledges that, as of the date of this Seventh Amendment, Landlord is not in default of any of the terms and conditions of the Lease. 14. Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Seventh Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns. 15. Confidentiality. Tenant agrees that it shall maintain in confidence and shall not divulge to any third party (except to its employees, brokers, attorneys, accountants or other professional service providers as needed, or as may otherwise be required by the Securities and Exchange Commission or applicable law) any of the items, covenants and conditions of the Lease and this Seventh Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 15 shall survive the termination of the Lease. 16. Counterparts; Delivery. This Seventh Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument provided that all parties execute and deliver a counterpart to the other party. Delivery of an executed counterpart of this Seventh Amendment by electronic delivery shall be equally as effective as delivery of a manually executed counterpart of this Seventh Amendment. Any party delivering an executed counterpart of this Seventh Amendment by electronic delivery shall also endeavor to deliver a manually executed counterpart of this Seventh Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Seventh Amendment. [SIGNATURE PAGE FOLLOWS]

12 IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to Lease Agreement on the day and year set forth below. LANDLORD: WHARTON LENDER ASSOCIATES, LP, a Pennsylvania Limited Partnership By: WHARTON LENDER PROPERTIES, LLC, a Pennsylvania Limited Liability Company, its General Partner By: Name: Title: Date: May ___, 2021 TENANT: KRYSTAL BIOTECH INC., a Delaware corporation By: Name: Title: Date: May ___, 2021      ! !  Larry Walsh COO 11

A-1 EXHIBIT "A" Seventh Floor Additional Space

B-1 EXHIBIT "B" Sixth Floor Space

C-1 EXHIBIT "C" Offer Space

D-1-1 EXHIBIT “D-1” Phase 1 Roof Replacement Area

D-2-1 EXHIBIT “D-2” Phase 2 Roof Replacement Area